Exhibit 5.1

[THE LEBRECHT GROUP, APLC LETTERHEAD]

September 17, 2008

World Am, Inc.
4340 Von Karman Avenue, Suite 200
Newport Beach, CA 92660

Ladies and Gentlemen:

You have requested our opinion as counsel for World Am, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 120,000,000 shares of Company common stock issuable under the First Amended World Am, Inc. 2008 Non-Qualified Company Stock Grant and Option Plan.

We have examined the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about September 17, 2008 (the “Registration Statement”). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By:	/s/ The Lebrecht Group, APLC
The Lebrecht Group, APLC